Exhibit 99.1

Medicine Man Technologies to Bolster Retail Distribution Channels

with Planned Acquisition of Colorado Harvest Company

●	Colorado Harvest Company operates three retail centers in the Denver Metro area and is the Company’s ninth proposed acquisition in 2019

●	Company will benefit from added retail scale and cross-selling opportunities given its current strategy to acquire a fast-growing portfolio of companies and brands

●	Industry pioneers Tim Cullen and Ralph Morgan, Co-Founders of Colorado Harvest Company, bring a wealth of retail experience and their proprietary, all-natural strains to the Company

DENVER, September 4, 2019 /PRNewswire/ -- Medicine Man Technologies, Inc. (OTCQX: MDCL) (“Medicine Man Technologies” or the “Company”), announced today that it has entered into a binding term sheet to acquire Colorado Harvest Company (“Colorado Harvest”), an operator of two leading cannabis dispensaries in Denver and one in nearby Aurora.

Under the terms of the transaction, Medicine Man Technologies will purchase Colorado Harvest for $12.5 million, or 1.25 times its anticipated 2019 revenue of $10 million. The purchase price will consist of $4 million in cash and $8.5 million in Company stock, equating to 2,881,356 shares issued at $2.95 per share. The terms of the transaction can also be referenced in the Company’s 8-K, which outlines the closing conditions and are conditioned upon the satisfaction or mutual waiver of certain conditions, including regulatory approval.

“Tim and Ralph are early industry pioneers that built an avid following for their proprietary naturally grown strains when recreational cannabis was legalized in Colorado,” said Andy Williams, Co-Founder and Chief Executive Officer of Medicine Man Technologies. “Given their many years of underlying cultivation experience, Tim and Ralph have perfected their formula for growing cannabis naturally with a focus on utmost quality using environmentally sensitive grow practices that many consumers enjoy. Their combined cannabis knowledge even led them to begin producing CO2-extracted cannabis oil that they later turned into a company called O.penVAPE, now the leading cannabis personal vaporizer in the country. Adding their deep retail, cultivation, and product development experience to the Company will prove very beneficial as we continue with our plans to vertically integrate our business and look for future cross-selling opportunities from our expanding operations.”

“Colorado HB 19-1090 has ushered in the next phase of development for the Colorado cannabis industry by permitting outside investors to invest in the Colorado cannabis space,” said Tim Cullen, Chief Executive Officer of Colorado Harvest Company. “Following the passage of this law, the time was never more right for us to join the outstanding team at Medicine Man Technologies, who is now free to invest in the industry, given the synergies involved. Their growing team of Colorado cannabis pioneers is very impressive, and we are happy to be aligned with their joint efforts, all soon to be under one roof. Furthermore, the management team at Medicine Man Technologies is incredibly accomplished, and they are executing successfully on their plan to bring financial discipline and a clear strategy in their efforts to build the region’s premier cannabis company. We are delighted to join them in this next leg of growth.”

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For more information about Medicine Man Technologies, please visit https://www.medicinemantechnologies.com.

About Colorado Harvest Company
Founded in 2009 by Tim Cullen and Ralph Morgan, Colorado Harvest Company has an extensive selection of quality concentrates, edibles, and over 70 strains of in-house cannabis. The dispensaries have a reputation of providing quality products at a great value with a knowledgeable and friendly staff. Colorado Harvest Company’s two modern grow facilities supply the three robust retail locations with fresh batches of Colorado’s finest indoor strains, multiple times per week.

About Medicine Man Technologies
Denver, Colorado-based Medicine Man Technologies (OTCQX: MDCL) is a rapidly growing provider of cannabis consulting services, nutrients and supplies. The Company’s client portfolio includes active and past clients in 20 states and 7 countries throughout the cannabis industry. The Company has entered into agreements to become one of the largest vertically integrated seed-to-sale operators in the global cannabis industry. Current agreements will enable Medicine Man Technologies to offer cultivation, extraction, distribution and retail pharma-grade products internationally. The Company’s intellectual property includes the “Three A Light” methodology for cannabis cultivation and the pending acquisition-candidate MedPharm’s GMP-certified facility, which has the first cannabis research license to conduct clinical trials in the United States. Management includes decades of cannabis experience, a unique combination of first movers in industrial cannabis and proven Fortune 500 corporate executives.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) regulatory limitations on our products and services; (ii) our ability to complete and integrate acquisitions; (iii) general industry and economic conditions; and (iv) our ability to access adequate financing on terms and conditions that are acceptable to us, as well as other risks identified in our filings with the SEC. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Relations Contact:
ir@medicinemantechnologies.com
1-866-348-1997

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